Press Release     Source: Westside Energy Corporation

Westside Energy Reports 2.6 MMCF/D Test Rate From Johnson County Horizontal Well

Monday October 29, 8:30 am ET

DALLAS, Oct. 29 /PRNewswire-FirstCall/ -- Westside Energy Corporation (Amex: WHT
- News), an oil and gas company with operations focused on the exploration and development of natural gas in the Barnett Shale play, today reported that the Schmidt #3H well (WHT 24% WI), a Johnson County horizontal well, was successfully completed and tested at a gross initial rate of 2.6 MMCF/D. Westside's interest in the Schmidt lease was obtained as a result of the recent asset acquisition in late September. As part of the acquisition, Westside also obtained interests in the Schmidt #1H and #2H wells which are currently producing at a combined gross rate of approximately 3.6 MMCF/D after five months of production. There are plans to drill a fourth well on this lease by year-end.

Other activities on the recently acquired properties include the drilling and casing of five horizontal wells in the Alfred Kennon lease (WHT 44% WI) in Johnson County. To date, three of these wells have been fracture stimulated and will be flowed back in the near future. The remaining two wells are waiting on completion.

The Company's fourth and fifth Hill County wells, the Ellison Estate #2H and #3H (WHT 47% WI), have been drilled and cased and are currently being fracture stimulated.

Westside's 2007 drilling activities are primarily focused on joint exploration agreement acreage in Hill County and the newly acquired acreage in Johnson County. However, development of certain leases in the North Program area continues through various farmout arrangements in which Westside retains a carried interest. Recent activity is as follows:

    Well Name        Type           Status

    Barnett #2H   Horizontal     Drilling.
    Elam #2H      Horizontal     Drilled and cased; currently completing.
    Gray #1H      Horizontal     Producing.
    Seay #1H      Horizontal     Producing.

Management Comment

Douglas G. Manner, Westside's Chief Executive Officer stated, "Our activity and production increases resulting from our recent acquisition in Johnson and Denton Counties is encouraging. The initial rate on the Schmidt #3H well is in line with our expectations based on the first two wells drilled on the lease. We look forward to production results, in the near future, from the five new Kennon lease wells and the two Ellison Estate lease wells currently being completed. We expect this accelerated activity will increase our production rates and cash flow significantly by year end."

About Westside Energy Corporation

Dallas-based Westside Energy is an oil and gas company focused on exploiting its significant acreage position in the prolific Barnett Shale trend in North Texas. For more information about Westside Energy, please visit the Company's website: http://www.westsideenergy.com.
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Forward-Looking Statements

Certain statements in this news release regarding future expectations, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's periodic reports and other documents filed with the SEC. Actual results may vary materially.

Source: Westside Energy Corporation